Exhibit 3.13

DELAWARE EXECUTED ORIGINAL COPY AGREEMENT

OF

CUC ASIA HOLDINGS

Dated as of June 27, 1996

TABLE OF CONTENTS

1. ORGANIZATION	4
1.1 FORMATION OF PARTNERSHIP	4
1.2 NAME	4
1.3 PURPOSE	4
1.4 PRINCIPAL PLACE OF BUSINESS	4
1.5 FISCAL YEAR	4

2. PARTNERS	4
2.1 PARTNERS	4
2.2 LIABILITY OF PARTNERS	4
2.3 NO OBLIGATION TO REPLENISH NEGATIVE CAPITAL ACCOUNT	4

3. CAPITAL CONTRIBUTIONS, CAPITAL ACCOUNTS	5
3.1 CAPITAL CONTRIBUTIONS	5
3.2 CAPITAL ACCOUNTS	5
3.3 SHARING PERCENTAGES	5
3.4 ALLOCATION TO CAPITAL ACCOUNTS	5
3.5 TAX ALLOCATION	5

4. DISTRIBUTIONS	5

5. MANAGEMENT	5
5.1 MANAGEMENT BY PARTNERS	5
5.2 THIRD PARTY RELIANCE	5
5.3 OTHER ACTIVITIES OF PARTNERS	5
5.4 RIGHTS OF PARTNERS TO EMPLOY PERSONS	5

6. BOOKS OF ACCOUNT, RECORDS AND REPORTS	6

7. DURATION AND TERMINATION OF THE PARTNERSHIP	6
7.1 TERM	6
7.2 WINDING-UP	6

8. DISSOLUTION, ETC. OF PARTNERS	7
8.1 RESTRICTIONS ON TRANSFER	7
8.2 EFFECT OF RETIREMENT, WITHDRAWAL, BANKRUPTCY, ETC. OF PARTNERS	7

9. AMENDMENTS	7

10. DEFINITIONS	7

11. MISCELLANEOUS	8
11.1 ENTIRE AGREEMENT	8
11.2 CHOICE OF LAW	8
11.3 SUCCESSORS AND ASSIGNS	8
11.4 INTERPRETATION	8
11.5 CAPTIONS	8
11.6 SEVERABILITY	9
11.7 COUNTERPARTS	9
11.8 ADDITIONAL DOCUMENTS	9
11.9 DESIGNATION OF TAX MATTERS PARTNER	9

This PARTNERSHIP AGREEMENT (the “Agreement”) of CUC Asia Holdings (the “Partnership”) is made as of the 27th day of June, 1996. All capitalized but undefined terms used in this Agreement shall have the same meanings as set forth-below in Section 10 of this Agreement, except where the context otherwise requires.

1. ORGANIZATION.

1.1 Formation of Partnership. The parties to this Agreement hereby agree to form a general partnership pursuant to the provisions of the Delaware Uniform Partnership Act (the “Act”) and in accordance with the further terms and provisions hereof.

1.2 Name. The name of the Partnership shall be “CUC Asia Holdings”.

1.3 Purpose. The Partnership is organized for the object and purpose of engaging in any lawful act or activity for which partnerships may be organized under the Act.

1.4 Principal Place of Business. The Partnership shall have its principal place of business at c/o CUC International Inc., 707 Summer Street, Stamford, Connecticut 06901, or at such other place or places as the Partners may, from time to time, decide.

1.5 Fiscal Year. The fiscal year of the Partnership shall end on the 31st day of January in each year.

2. PARTNERS.

2.1 Partners. The Partnership shall consist of CUC International Inc., a Delaware corporation (“CUC International”) and Comp-U-Card Services, Inc., a Delaware corporation (“CUC Services”, and together with CUC International, the “Partners”). No real or other property of the Partnership shall be deemed to be owned by any Partner individually, but shall be owned by and title shall be vested solely in the Partnership. The interests of the Partners in the Partnership shall constitute personal property.

2.2 Liability of Partners. No Partner (nor any of its Affiliates) shall be liable, responsible or accountable in damages to the Partnership or any other Partner for any action taken or omitted by such Partner (or any such Affiliates) unless such action or omission (a) was taken or omitted in bad faith, (b) constituted intentional misconduct or (c) constituted a knowing violation of law. No Partner (nor any of its Affiliates) shall be liable to the Partnership or any other Partner for any action taken or omitted by any other Partner, nor shall any Partner (or any of its Affiliates) be liable to the Partnership or any other Partner for any action of any employee or agent of the Partnership (or its Affiliate, as the case may be), unless such Partner has (i) acted in bad faith, (ii) engaged in intentional misconduct or (iii) committed a knowing violation of law.

2.3 No obligation to Replenish Negative Capital Account. No Partner shall have any obligation at any time to contribute any funds to replenish any negative balance in its Capital Account, except as otherwise required by applicable law.

3. CAPITAL CONTRIBUTIONS, CAPITAL ACCOUNTS.

3.1 Capital Contributions. Each Partner shall contribute to the capital of the Partnership such amounts (the “Capital Contributions”) as may be agreed upon from time to time.

3.2 Capital Accounts. Each Partner shall have a capital account (a “Capital Account”), which shall equal any initial Capital Contribution of such Partner, (a) increased by (i) additional Capital Contributions, if any, to the capital of the Partnership made by such Partner and (ii) such Partner’s allocable share of the Partnership’s Net Income and (b) decreased by (i) distributions to such Partner of cash or the fair market value of other property (net of any liabilities secured by such distributed property that such Partner is considered to assume or take subject to under section 752 of the Code) and (ii) such Partner’s allocable share of the Partnership’s Net Loss.

3.3 Sharing Percentages. Each Partner shall have a sharing percentage determined in accordance with this Section 3.3 (collectively, the “Sharing Percentages”). The respective Sharing Percentages of the Partners shall be 99% for CUC International and 1% for CUC Services; provided that such Sharing Percentages may be modified from time to time by mutual agreement of the Partners.

3.4 Allocation to Capital Accounts. Net Income or Net Loss, as the case may be, of the Partnership for any fiscal period shall be allocated to the Capital Accounts of the Partners in proportion to their respective Sharing Percentages.

3.5 Tax Allocation. Items of income, gain, loss, deduction and credit realized by the Partnership shall, for each fiscal period, be allocated, for Federal, state and local income tax purposes, among the Partners in the same manner as the Net Income or Net Loss of which such items are components were allocated pursuant to section 3.4, subject, however, to any adjustment required to comply with Treasury Regulation Section 1.7041(b).

4. DISTRIBUTIONS. The Partnership shall make distributions to the Partners at such times and in such amounts as the Partners may from time to time by mutual agreement determine.

5. MANAGEMENT.

5.1 Management by Partners. The Partnership shall be managed jointly by the Partners and each Partner shall devote such time to the business and affairs of the Partnership as it deems necessary in his sole discretion.

5.2 Third Party Reliance. Third parties dealing with the Partnership are entitled to rely conclusively upon the authority of any Partner as set forth in this Agreement.

5.3 Other Activities of Partners. Any Partner may engage independently or with others in other business ventures of every nature and description. Neither the Partnership nor any other Partners shall have any rights or obligations in and to such independent ventures or the income or profits derived therefrom.

5.4 Rights of Partners to Employ Persons. The Partners may employ on behalf of the Partnership, such persons, firms or corporations (including accountants, attorneys and persons who are Partners) as they deem advisable for the conduct of the business of the Partnership, on such terms and for such compensation as the Partners may determine.

6. BOOKS OF ACCOUNT, RECORDS AND REPORTS. The Partnership shall maintain books and records on the basis utilized in preparing the Partnership’s Federal income tax return, incorporating the accrual or cash method or accounting, as the Partners may determine to be in the best interest of the Partnership, and such other records as may be required in connection with the preparation and filing of the Partnership’s Federal and state income tax returns or other tax returns or reports.

7. DURATION AND TERMINATION OF THE PARTNERSHIP.

7.1 Term. The existence of the Partnership shall commence on the date of this Agreement and shall continue until the first to occur of the following events (an “Event of Termination”):

(a) January 1, 2046;

(b) the failure to continue the business of the Partnership as provided in Section 8.2 following a Disabling Event in respect of a Partner; or

(c) a determination by a Majority in Interest of the Partners to terminate the Partnership.

7.2 Winding-Up. Upon the occurrence of an Event of Termination, the Partnership shall be dissolved and wound-up. In connection with the dissolution and wind-up of the Partnership, a Majority in Interest of Partners or, if there is no Partner, a liquidator appointed by a court of competent jurisdiction shall proceed with the sale or liquidation or all of the assets of the Partnership (including the conversion to cash or cash equivalents of its notes or accounts receivable) and shall apply and distribute the proceeds of such sale or liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

(a) to pay (or to make provision for the payment of) all creditors of the Partnership (including Partners who are creditors of the Partnership), in the order of priority provided by law or otherwise, in satisfaction of all debts, liabilities or obligations of the Partnership due such creditors; and

(b) after the payment (or the provision for payment) of all debts, liabilities and obligations of the Partnership in accordance with clause (a), to the Partners or their legal representatives in proportion to each such Partner’s Capital Account balance, as adjusted pursuant to Article 3 for all Partnership operations up to and including such liquidation. In the event that the foregoing order of distribution is not permitted under the Act or is not otherwise permitted pursuant to the provisions of applicable law, distributions shall be made as permitted thereby as closely as possible to the foregoing order of distribution. If, after the distributions described in the preceding paragraph, either Partner has a negative balance in its Capital Account, such Partner shall be required to make an additional capital contribution in an amount equal to such negative balance.

8. DISSOLUTION, ETC. OF PARTNERS.

8.1 Restrictions on Transfer. No Partner may sell, transfer, assign, hypothecate, pledge or otherwise dispose of or encumber all or any party of such Partner’s interest in the Partnership (whether voluntarily, involuntarily or by operation of law) without the prior written consent of the other Partner.

8.2 Effect of Retirement, Withdrawal, Bankruptcy, Etc. of Partners. In the event of the dissolution, liquidation, withdrawal or bankruptcy (a “Disabling Event”) of a Partner which is not the last remaining Partner (the “Withdrawing Partner”), the Partnership, by mutual agreement of the remaining Partner and any duly authorized representative of the Withdrawing Partner reached within 60 days of the Disabling Event, may be continued rather than terminated. If such option is exercised, such remaining Partner shall form a limited partnership pursuant to appropriate documents and instruments with such remaining Partner as general partner and otherwise containing terms substantially similar to this Agreement, except that the interest of the Withdrawing Partner in the Partnership shall be converted into that of a limited partner in such limited partnership, provided that such conversion shall not affect any right or liability of the Withdrawing Partner which matured prior to the time it ceased to be Partner. In the event of the dissolution, liquidation, withdrawal or bankruptcy of the last remaining Partner, the Partnership shall be dissolved and wound up as provided in Section 7.2.

9. AMENDMENTS. This Agreement may be modified or amended only with the written consent of each Partner.

10. DEFINITIONS.

As used herein the following terms shall have the following respective meanings:

Act — the Delaware Uniform Partnership Act.

Affiliate — with reference to any Person, (x) any other Person who is a member, director, officer or employee of such Person, or (y) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person and any director, officer, employee, agent or legal representative of any of the foregoing. For the purposes of this definition, the term “controls”, “is controlled by” or “is under common control with” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the Person in question, whether through the ownership of voting securities, by contract or otherwise.

Capital Account — as defined in Section 3.2.

Capital Contribution — as defined in Section 3.1.

Code — the Internal Revenue Code of 1986, as amended.

Disabling Event — as defined in Section 8.2.

Majority in Interest — at any time, the Partners which hold more than one-half of the Sharing Percentages of the Partners pursuant to Article 3.

Net Income — with respect to any period, the net income, if any, of the Partnership for such period as determined for Federal income tax purposes, provided that such income shall be increased by the amount of all income of the Partnership during such period that is exempt from Federal income tax and decreased by the amount of all expenditures of the Partnership during such period which are not deductible in computing the Partnership’s income for Federal income tax purposes and which do not constitute capital expenditures of the Partnership.

Net Loss — with respect to any period, the net loss, if any, of the Partnership for such period as determined for Federal income tax purposes, provided that such loss shall be decreased by the amount of all income of the Partnership during such period that is exempt from Federal income tax and increased by the amount of all expenditures of the Partnership during such period which are not deductible in computing the Partnership’s income for Federal income tax purposes and which do not constitute capital expenditures of the Partnership.

Partners — as defined in Section 2.1.

Person — an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

Sharing Percentages — as defined in Section 3.3.

Withdrawing Partner — as defined in Section 8.2.

11. MISCELLANEOUS.

11.1 Entire Agreement. This Agreement constitutes the entire agreement among the parties. It supersedes any prior agreement or understanding among them, and it may not be modified or amended in any manner other than as set forth herein.

11.2 Choice of Law. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware.

11.3 Successors and Assigns. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, successors and assigns.

11.4 Interpretation. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, the feminine or neuter gender shall include the masculine, the feminine and neuter.

11.5 Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

11.6 Severability. If any provision of this Agreement or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

11.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. It shall not be necessary for all Partners to execute the same counterpart hereof.

11.8 Additional Documents. Each party hereto agrees to execute, with acknowledgment or affidavit, if required, any and all documents and writings which may be necessary or expedient in connection with the creation of the Partnership and the achievement of its purposes, specifically including (a) any amendments to this Agreement and such certificates and other documents as are necessary or appropriate to form, qualify or continue the Partnership as a general partnership in all other jurisdictions in which the Partnership conducts or plans to conduct business and (b) all such agreements, certificates, tax statements, tax returns and other documents as may be required of the Partnership or its Partners by the laws of the United States of America, the States of Delaware and New York or any other state in which the Partnership conducts or plans to conduct business, or any political subdivision or agency thereof.

11.9 Designation of Tax Matters Partner. CUC International is hereby designated as the “Tax Matters Partner” under Section 6231(a)(7) of the Code, to manage administrative tax proceedings conducted at the Partnership level by the Internal Revenue Service with respect to Partnership matters. The Tax Matters Partner is specifically directed and authorized to take whatever steps the Tax Matters Partner, in his sole discretion, deems necessary or desirable to perfect such designation, including without limitation, filing any forms or documents with the Internal Revenue Service and taking such other action as may from time to time be required under Treasury regulations. Expenses of administrative proceedings relating to the determination of Partnership items at the Partnership level undertaken by the Tax Matters Partner will be deemed to be Partnership expenses.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in multiple counterparts as of the day and in the year first above written, each of which counterparts, when taken together, shall constitute one and the same instrument.

COMP-U-CARD SERVICES, INC.		CUC INTERNATIONAL INC.

By:	/s/ Christopher K. McLeod	By:	/s/ Christopher K. McLeod
	Name: Christopher K. McLeod		Name: Christopher K. McLeod
	Title: Executive Vice President		Title: Executive Vice President